Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE AMENDS MERGER AGREEMENT WITH GSO CAPITAL PARTNERS;
PROVIDES UPDATE ON OUTCOME OF “GO SHOP” PERIOD

AUGUST 30, 2007 — DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE: FRZ) (“Reddy Ice” or the “Company”), today announced that it has amended its agreement and plan of merger (the “Merger Agreement”) dated as of July 2, 2007 among Reddy Ice and Frozen, LLC, Hockey Parent Inc. (together with Frozen, LLC, the “Parents”) and Hockey MergerSub, Inc., entities formed by funds managed by GSO Capital Partners LP.

Reddy Ice also announced the conclusion on August 14, 2007 of the “go shop” period for solicitation of alternative transactions to the merger contemplated by the Merger Agreement.  Since the signing of the Merger Agreement on July 2, 2007, the Company and its financial advisors have contacted 47 potential buyers.  At the time the “go shop” period ended, the Company was not actively engaged in discussions with any potential buyers regarding alternative proposals.

Reflecting the parties’ continuing efforts to achieve the successful consummation of the transactions, the parties have amended the merger agreement as follows:

The Parents have agreed to reduce, from $7.0 million to $3.5 million, the maximum expense reimbursement which they may receive if the Company’s stockholders reject the merger.

The Parents have been provided the right to extend the pre-closing marketing period to any date on or prior to January 31, 2008, and, if the Company consents in its sole discretion, to extend such period from January 31, 2008 to any date on or prior to February 28, 2008.

The limitations on the Company’s dividends during the fourth quarter of 2007 have also been amended.  Pursuant to the amendment, if the merger closes between November 1, 2007 and December 31, 2007, the Company will be permitted to pay a special partial dividend for the fourth quarter, in an amount not to exceed the lesser of (i) the pro rata portion of the Company’s customary $0.42 per quarter dividend for the portion of the quarter occurring prior to the closing date and (ii) $0.21 per share, or one-half of the Company’s current quarterly dividend rate.  If the merger does not close on or prior to December 31, 2007, the Company would be permitted to pay its full quarterly dividend for the fourth quarter.  The amendment does not permit the payment of a partial dividend for the first quarter of 2008, in the event that the merger closes in 2008.

The Company’s board of directors has not yet set a date for the special meeting of stockholders for the purpose of voting on the proposed merger, however the Company has declared a record date of September 10, 2007 for the determination of stockholders entitled to vote at the special meeting.  The Company anticipates that the special meeting will be held in the middle of October.  The Company has received all necessary regulatory approvals for the merger.

About the Company

Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Important Additional Information Will Be Filed With The SEC

In connection with the proposed merger, the Company has filed a preliminary proxy statement, and will file a definitive proxy statement, with the Securities and Exchange Commission.  The Company’s investors and security holders are advised to read the proxy statement when it becomes available as it will contain important information about the merger and the parties thereto.  The Company’s investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Reddy Ice Holdings, Inc. at the Securities and Exchange Commission’s web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free from the Company by directing such request to Steven J. Janusek, Chief Financial Officer and Corporate Secretary, at 214-526-6740, or from the Company’s website, http://www.reddyice.com.

The Company and its directors, executive officers and other members of its management and employees and GSO Capital Partners LP may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed merger.  Information concerning the interests of participants in the solicitation, which may be different than those of the Company’s stockholders generally, is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement related to the merger when it becomes available.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.